EX99-2(n)(ii)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our firm under the caption “Accountants and Legal Counsel” included in or made a part of Post-Effective Amendment No. 1 to the Registration Statement (Registration Nos. 333-160863 and 811-21088) of PNC Absolute Return Fund LLC on Form N-2 under the Securities Act of 1933, as amended.

Ropes & Gray LLP

Boston, Massachusetts

August 12, 2010